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                                                                       EX 4(24)

                            AMENDMENT NO.1 TO AMENDED
                          AND RESTATED CREDIT AGREEMENT

      THIS AMENDMENT NO.1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of December 7, 1998 with reference to the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of February 24, 1998 among Rio Properties, Inc., a Nevada corporation ("Rio Properties"), Rio Leasing, Inc., a Nevada corporation ("Rio Leasing" and collectively with Rio Properties, the "Borrowers"), the Banks party thereto, and Bank of America National Trust and Savings Association (the "Agent"), as agent for the Banks. Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Credit Agreement.

                                    RECITALS

            A. The Borrowers have notified the Lenders that their corporate parent, Rio Hotel & Casino, Inc. ("Parent"), has agreed to be acquired by Harrah's Entertainment, Inc. (the "Harrah's Acquisition").

            B. The Harrah's Acquisition constitutes a "Change of Control" as defined in the Indentures governing the Parent's 10 5/8% Senior Subordinated Notes due July 15, 2005 (the "10 5/8% Notes") and the Parent's 9 1/2% Senior Subordinated Notes due April 15, 2007 (the "9 1/2% Notes"), and requires, under Section 4.08 of each such Indenture, that the Parent offer to repurchase such Parent Senior Subordinated Notes.

            C. Parent proposes to call the 10 5/8% Notes for redemption and to offer to redeem the 9 1/2% Notes .

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            D. The Borrowers propose to obtain financing in the amount of
      $125,000,000 pursuant to a secured credit facility (the "Supplemental Bank Facility"), the proceeds of which shall be loaned to Parent to redeem all of the 10 5/8% Notes and used to redeem any of the 9 1/2% Notes tendered to Parent, and for related transactional expenses.

            E. By this Amendment, and subject to the terms and conditions set forth herein, the Banks consent to the Harrah's Acquisition, to the incurrence of the Supplemental Bank Facility and associated liens and guarantees, and to the redemption of the Parent Senior Subordinated Notes as described above.

                                    AGREEMENT

      NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrowers and the Agent, acting with the consent of the Majority Banks, hereby agree as follows:

      1. Definitions. The definition of "EBITDA" is hereby amended to read in full as set forth below, the definition of "Unrestricted Subsidiaries" is hereby amended to read in full as set forth below, and the following new definitions are inserted in proper alphabetical order in Section 1.01 of the Credit
Agreement:

            "EBITDA" means, for any period, for the Borrowers and their respective Restricted Subsidiaries on a combined basis, determined in accordance with GAAP, the sum of (a) net income (or net loss) plus (b) all amounts treated as expenses for depreciation and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), plus (d) all transactional expenses incurred during that period by reason of the Harrah's Acquisition, plus (e) any


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      Pre-Opening Expenses attributable to any New Venture, plus (f) severance expenses associated with the termination prior to January 1, 1999, of senior executive employees of the Company; provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

            "Harrah's" means Harrah's Entertainment, Inc., and its successors.

            "Harrah's Acquisition" means the acquisition of Parent by Harrah's Entertainment, Inc. pursuant to the terms of the Harrah's Acquisition Agreement.

            "Harrah's Acquisition Agreement" means the Agreement and Plan of Merger between Parent and Harrah's, as amended.

            "Intercreditor Agreement" means an Intercreditor Agreement substantially in the form of Exhibit A hereto, entered into between the Agent and the lenders party to the Supplemental Bank Facility.

            "Supplemental Bank Facility" means senior secured financing in a principal amount not to exceed $125,000,000 incurred by Borrowers during the period between November 15, 1998 and June 30, 1999 to refinance Parent Senior Subordinated Notes tendered to Parent and associated transactional expenses pursuant to terms which are substantially consistent with the terms described on Exhibit B.

            "Unrestricted Subsidiaries" means Rio Development, Rio Resorts and each other Subsidiary of Parent which is not a Subsidiary of either Borrower formed following the Closing Date which is designated as such at the time of its formation pursuant to Section 6.13, provided that no Subsidiaries owning portions of the Cinderlane Property may be Unrestricted Subsidiaries at any time when the aggregate Investments made pursuant to Section 7.04(f) are in excess of the limitations set forth therein.


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      2. Consent to Harrah's Acquisition. The Banks hereby consent to the
Harrah's Acquisition and waive Section 8.01(o)(ii) (as in effect prior to the effectiveness of this Amendment) to the extent that such Section is violated by the Harrah's Acquisition. This is a one time waiver only, and the Banks shall be entitled to require full compliance with such Section (as amended hereby).

      3. Consent to Supplemental Bank Facility and Intercreditor Agreement. The Banks hereby consent to the incurrence of the Supplemental Bank Facility and the repayment of the 10 5/8% Notes and the 9 1/2% Notes at any time prior to June 30, 1999. The Banks further consent to the granting of the liens contemplated by the Supplemental Facility and authorize the Agent to enter into the Intercreditor Agreement with the lenders under the Supplemental Bank Facility, substantially in the form of Exhibit A hereto.

      4. Amendment to Financial Statement Reporting Requirements. Section 6.01 of the Credit Agreement is hereby amended so that clauses (a) and (b) read in full as follows:

            "(a) As soon as available, but not later than 120 days after the end of each fiscal year, a copy of the Form 10-K of Harrah's (and, for the fiscal year ending December 31, 1998, of Parent) as filed with the SEC for such fiscal year, which shall include, or be accompanied by, the opinion of Arthur Andersen or another nationally recognized independent public accounting firm which report shall state that such consolidated and consolidating financial statements present fairly the financial position of Harrah's (and/or Parent) for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited for any reason, including without limitation because of a restricted or limited examination by such accountant of any material portion of Harrah's, the Parent's, the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such accounting firm in form and substance satisfactory to the Agent;


                                      -4-
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            (b) As soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year a copy of the Form 10-Q of Harrah's as filed with the SEC for such fiscal quarter accompanied by a certificate of a Responsible Officer certifying the financial statements appearing therein as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Parent, the Borrowers and their respective Subsidiaries;"

      5. Amendment to Certificate/Other Information Reporting Requirements.
Section 6.02 of the Credit Agreement is hereby amended by deleting subsection
(g) thereof in its entirety.

      6. Amendment to Negative Pledge. Section 7.01 of the Credit Agreement is hereby amended to add a new clause (m) thereto, to read in full as follows:

            "(m) pari passu Liens in favor of the agent and the lenders under the Supplemental Facility in Property of the Parent, Borrowers and their Restricted Subsidiaries which are not more extensive than the Liens in favor of the Agent and the Lenders under this Agreement, and which are subject to the Intercreditor Agreement described in Amendment No. 1 hereto."

      7. Amendment to Investments Covenant. Section 7.04(e) of the Credit Agreement is hereby amended by replacing the amount "$30,000,000" therein with the amount "$35,000,000". Section 7.04(f) of the Credit Agreement is hereby amended by replacing the amount "$50,000,000" therein with the amount "$60,000,000".

      8. Amendment to Indebtedness Covenant. Section 7.05 of the Credit Agreement is hereby amended so that clause (g) reads in full as follows and to add new clauses (h) and (i) thereto, as follows:

            "(g) Indebtedness incurred when no Default or Event of Default exists having subordination and other terms substantially the same as the Parent's outstanding 9-1/2% Senior Subordinated Notes Due


                                      -5-
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                  2007 (other than pricing, but in any event reasonably
                  satisfactory to the Agent and its counsel), providing in any event for no payments of principal prior to the maturity of such Senior Subordinated Notes;

            (h) Indebtedness consisting of the Supplemental Bank Facility incurred prior to June 30, 1999; and

            (i) unsecured revolving Indebtedness of the Parent (but not of the Borrowers or their Subsidiaries) to Harrah's in an aggregate principal amount not to exceed $100,000,000 at any time."

      9. Amendment to Contingent Obligations Covenant. Section 7.08 of the Credit Agreement is hereby amended to add a new clause (g) thereto, to read in full as follows:

            "(g) Contingent Obligations consisting of guarantees of the Supplemental Bank Facility issued by Parent and the Restricted Subsidiaries which have guaranteed the obligations under this Agreement and which are pari passu with those granted to the Agent and the Lenders."

      10. Amendment to Restricted Payments. Section 7.12 of the Credit Agreement is hereby amended so that clause (c) reads in full as follows, and to add a new clause (d) thereto, as follows:

            "(c) Dividends to the Parent made when no Default or Event of Default exists or would result therefrom; and

            (d) Payments of principal and interest with respect to the Indebtedness described in Section 7.05(i) mad e when no Default or Event of Default exists."

      11. Amendment to Senior Leverage Ratio. Section 7.16 of the Credit Agreement is hereby amended to read in full as follows:


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      "7.16 Maximum Senior Leverage Ratio. The Borrowers shall not permit the
      Senior Leverage Ratio, (a) as of the last day of any fiscal quarter ending on or prior to December 31, 1999, to be greater than 3.50:1.00, (b) as of the fiscal quarter ending March 31, 1999 through June 30, 2000, to be greater than 3.25:1.00 and (c) as of the last day of any subsequent fiscal quarter, to be greater than 3.00:1.00."

      12. Change of Control Provision. Section 8.01(o) of the Credit Agreement is hereby amended, effective concurrently with the consummation of the Harrah's Acquisition, to read in full as follows:

            "(o) Ownership Parent and Company.

            (i) The Parent any time: (A) ceases to maintain in the aggregate a direct or indirect beneficial equity interest in any Loan Party at least equal to 100% of the beneficial equity interest directly or indirectly held by it on the Closing Date; or (B) fails to own beneficially, directly or indirectly, capital stock representing voting control of any Loan Party; or

            (ii) (A) Harrah's ceases to own or control beneficially, directly or indirectly, at least 75% of the outstanding Voting Stock of the Parent, or
      (B) or any Person or group of Persons (as defined in the Securities Exchange Act of 1934 and regulations thereunder) shall hold or control a greater amount of the Voting Stock of the Parent than the amount owned directly or controlled by Harrah's; "

      13. Representations and Warranties. The Borrowers represent and warrant to the Agent and the Banks that:

            (a) The Borrowers have all necessary power and have taken all corporate action necessary to enter into this Amendment and to make this Amendment and all other agreements and instruments to which they are a party executed in connection herewith, the valid and enforceable obligations they purport to be.


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            (b) No Event of Default under the Credit Agreement has occurred and remains continuing.

      14. Conditions; Effectiveness. The effectiveness of this Amendment shall be subject to the conditions precedent that:

            (a) Borrowers shall have paid to the Agent for the account of each Bank an amendment fee of 15 basis points times the amount of each Bank's Commitment under the Credit Agreement.

            (b) Borrowers shall have delivered to the Agent a copy of a resolution or resolutions passed by the Board of Directors of each Borrower, certified by the Secretary or an Assistant Secretary of each Borrower as being in full force and effect on the date hereof, authorizing the execution, delivery and performance of this Amendment.

            (c) The Agent shall have received written consents hereto from the Majority Banks substantially in the form of Exhibit C hereto.

            (d) Each of Parent, Cinderlane, Inc. and HLG, Inc. shall have executed this Amendment to acknowledge their consent hereto.

      15. Conditions Subsequent. There shall be conditions subsequent to the waivers and amendments contained herein that:

            (a) Borrowers shall have concurrently entered into the Supplemental Credit Facility and the Harrah's Acquisition shall have been concurrently consummated.

            (b) Cinderlane and\or Rio Properties shall have executed Deeds of Trust in form and substance satisfactory to the Agent encumbering that portion of the Cinderlane Property underlying the "Rio Convention Center" and the "Palazzo Suites" by a pari passu first priority Lien in favor of the Administrative Agent, and such Deeds of Trust shall have been duly recorded with the County Recorder's Office of Clark County, Nevada.


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      16. No Waiver. This Amendment is specific in time and in intent and does not constitute, nor should it be construed as, a waiver of any other right, power or privilege under the Loan Documents, or under any agreement, contract, indenture, document or instrument mentioned in the Loan Documents; nor does it preclude any exercise thereof or the exercise of any other right, power or privilege, nor shall any future waiver of any right, power or privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned in the Loan Documents, constitute a waiver of any other default of the same or of any other term or provision.

      17. Effectiveness of the Credit Agreement. Except as hereby expressly amended, the Credit Agreement remains in full force and effect, and is hereby ratified and confirmed in all respects.

      18. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment shall not become effective until the Borrowers, the Banks and the Agent shall have signed a copy hereof, and the Parent shall have consented hereto, whether the same instrument or counterparts, and the same shall have been delivered to the Agent.




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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

                          RIO PROPERTIES, INC.


                          By: /s/ Ronald J. Radcliffe
                              ------------------------------

                          Title:  Treasurer
                              ------------------------------


                          RIO LEASING, INC.


                          By: /s/ Ronald J. Radcliffe
                              ------------------------------

                          Title: Secretary
                                 ---------------------------


                          BANK OF AMERICA NATIONAL TRUST
                          AND SAVINGS ASSOCIATION,
                          as Agent

                          By:  /s/ Janice Hammond
                              ------------------------------

                         Title: Vice President
                                Agency Specialist
                                ----------------------------

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                 [Attach Exhibit A - Intercreditor Agreement and
               Exhibit B - Supplemental Bank Facility Term Sheet.]


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                         [Exhibit C to Amendment No. 1]

                                 CONSENT OF BANK

            This Consent of Bank is delivered with reference to the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of February 24, 1998 among Rio Properties, Inc., a Nevada corporation ("Rio Properties"), Rio Leasing, Inc., a Nevada corporation ("Rio Leasing" and collectively with Rio Properties, the "Borrowers"), the Banks party thereto, and Bank of America National Trust and Savings Association (the "Agent"), as agent for the Banks. Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Credit Agreement.

            The undersigned Bank hereby consents to the execution, delivery and performance of the proposed Amendment No. 1 to the Credit Agreement, substantially in the form provided to the undersigned as a draft, and without limitation on the foregoing, specifically to (a) the acquisition of Parent by Harrah's Entertainment, Inc., and (b) to the Supplemental Bank Facility described therein.

                                        -------------------------------
                                        [Name of Bank]


                                        By: ---------------------------


                                        -------------------------------
                                        [Printed Name and Title]


                                        By: ---------------------------


                                        -------------------------------
                                        [Printed Name and Title]


                                        Date: -------------------------


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